SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 5, 2005

GREAT SOUTHERN BANCORP, INC.

(Exact name of Registrant as specified in its Charter)

Maryland	0-18082	43-1524856
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

1451 East Battlefield, Springfield, Missouri	65804
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (417) 887-4400

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01.  Other Events

         On May 5, 2005, the Registrant issued a press release announcing the execution of an agreement to acquire three branches from Peoples Bank of the Ozarks. A copy of the press release, is attached as Exhibit 99 to this Current Report on Form 8-K and incorporated by reference herein.

         Under the terms of the agreement, which has been approved by both boards of directors, Great Southern Bank a wholly owned subsidiary of the Registrant, will acquire substantially all of the assets and assume substantially all of the liabilities of Peoples Bank's branches located at 8736 N. State Highway 5, Camdenton, Missouri 65020; 256 E. Highway 54, Camdenton, Missouri 65020; and Highway 7, Climax Springs, Missouri 65324 in exchange for a cash payment of $1.9 million, subject to adjustment as set forth in the agreement. The cash payment will consist of an approximately $1 million premium to purchase approximately $35 million in deposits and approximately $900,000 for the acquisition of the real estate and fixed assets of the three branches. In addition, Great Southern is acquiring approximately $14 million in loans at the three branches at par value.

         The transaction is subject to state and federal bank regulatory approval, and is expected to close during the third quarter of 2005. The Registrant anticipates that this transaction will be accretive to earnings immediately, in the range of $0.01 to $0.03 per year, after the amortization of the deposit premium.

Item 9.01.  Financial Statements and Exhibits

(c)	Exhibits
	99	Press release dated May 5, 2005.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

GREAT SOUTHERN BANCORP, INC.

Date:	May 6, 2005	By: /s/ Joseph W. Turner Joseph W. Turner, President, Chief Executive Officer and Director

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EXHIBIT INDEX

Exhibit No.	Description
99	Press Release dated May 5, 2005

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